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Contact: Rudolph A. Lutterschmidt
         (610-834-9600)


                           FOR IMMEDIATE RELEASE



                                                    NOCOPI TECHNOLOGIES, INC.
                                                    9C PORTLAND ROAD
                                                    WEST CONSHOHOCKEN, PA 19428


NOCOPI TECHNOLOGIES, INC. ANNOUNCES A MAJOR LICENSING AGREEMENT WITH TWO LEADING CHILDREN'S CONSUMER PRODUCTS COMPANIES.

WEST CONSHOHOCKEN, PA., APRIL 19, 2006, PR NEWSWIRE

Today Michael A. Feinstein, M.D., Chairman and CEO of NOCOPI TECHNOLOGIES, INC. (OTC BULLETIN BOARD: NNUP), announced a multi-year major licensing agreement with two established and leading children's consumer products companies with proven track records of innovation and impressive distribution.

With products in a number of children's categories, these companies focus on licensed and non-licensed products that create timeless brands that engage kids of all ages. Products should be on shelves by January 2007.

"These are very exciting times for Nocopi," said Dr. Feinstein. "We are looking forward to the development of products for children of all ages utilizing Nocopi's ink and printing technologies to create a vast array of education and entertainment products, which are creative and bottom line fun. To maintain a competitive edge in the marketplace, we will announce more details about this important project and the companies that we will be working with at a later date."


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NOCOPI TECHNOLOGIES, INC. is also in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products.)

FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 under the caption "Risk Factors"). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.